Filed Pursuant to Rule 433
Registration Statement No. 333-281357
Issuer Free Writing Prospectus dated September 4, 2025
Relating to Preliminary Prospectus dated August 1, 2025

Megan Holdings Limited

This free writing prospectus relates to the initial public offering of ordinary shares of Megan Holdings Limited (the “Company”) and should be read together with the preliminary prospectus dated August 1, 2025 (the “Preliminary Prospectus”) that was included in Amendment No. 11 to the Registration Statement on Form F-1 (File No. 333-281357), which can be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/1995075/000121390025070614/ea0202450-23.htm

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting D. Boral Capital, 590 Madison Avenue, 39th Floor, New York NY 10022 at (212) 970-5150.

MEGAN HOLDINGS LIMITED Issuer Free Writing Prospectus dated September 4, 2025 Relating to Preliminary Prospectus dated August 1, 2025 Registration Statement No. 333 - 281357

FREE WRITING PROSPECTUS STATEMENT THIS FREE WRITING PROSPECTUS RELATES TO THE PROPOSED PUBLIC OFFERING OF SHARES OF COMMON STOCK OF MEGAN HOLDINGS LIMITED (“WE”, “US”, OR “OUR”) AND SHOULD BE READ TOGETHER WITH THE REGISTRATION STATEMENT WE FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS PRESENTATION RELATES AND MAY BE ACCESSED THROUGH THE FOLLOWINGWEBLINK: HTTPS ://WWW.SEC.GOV/ARCHIVES/EDGAR/DATA/1995075/000121390025070614/EA0202450 - 23.HTM THE REGISTRATION STATEMENT HAS NOT YET BECOME EFFECTIVE. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN T HE REGISTRATION STATEMENT (INCLUDING THE RISK FACTORS DESCRIBED THEREIN) AND OTHER DOCUMENT WE HAVE WITH THE SEC IN THEIR ENTIRETY FOR MORE COMPLETE INFORMATION ABOUT US AND THE OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ONTHESECWEBSITEAT HTTP ://WWW.SEC.GOV . ALTERNATIVELY, WE OR OUR UNDERWRITER WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU CONTACT D. BORAL CAPITAL, 590 MADISON AVENUE,39 TH FLOOR,NEWYORK,NY10022, ORBY CALLING(212) 970 - 5150. THIS PRESENTATION DOESNOT CONSTITUTE AN OFFER OR INVITATION FOR THE SALEOR PURCHASE OF SECURITIESOR TO ENGAGE INANYOTHER TRANSACTION WITH THE COMPANY OR ITS AFFILIATES. THE INFORMATION IN THIS PRESENTATION IS NOT TARGETED AT THE RESIDENTS OF ANY PARTICULAR COUNTRY OR JURISDICTION AND IS NOT INTENDED FOR DISTRIBUTION TO, OR USE BY, ANY PERSON IN ANY JURISDICTION OR COUNTRY WHERE SUCH DISTRIBUTION OR USE WOULD BE CONTRARY TO LOCAL LAW OR REGULATION. THIS PRESENTATION SHOULD NOT BE CONSTRUEDASLEGAL,TAX,INVESTMENTOROTHERADVICE. 2

DISCLAIMER

THIS PRESENTATION CONTAINS FORWARD-LOOKING STATEMENTS. ALL STATEMENTS CONTAINED IN THIS PRESENTATION OTHER THAN STATEMENTS OF HISTORICAL FACT, INCLUDING STATEMENTS REGARDING OUR FUTURE RESULTS OF OPERATIONS AND FINANCIAL POSITION, OUR BUSINESS STRATEGY AND PLANS, AND OUR OBJECTIVES FOR FUTURE OPERATIONS, ARE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS RELATE TO EVENTS THAT INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE OUR ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM THOSE EXPRESSED OR IMPLIED BY THESE STATEMENTS. THE WORDS “BELIEVE”, “MAY”, “WILL”, “ESTIMATE”, “CONTINUE”, “ANTICIPATE”, “INTEND”, “EXPECT”, AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS.

IN ADDITION, FROM TIME TO TIME, WE OR OUR REPRESENTATIVES MAY MAKE FORWARD-LOOKING STATEMENTS ORALLY OR IN WRITING. WE HAVE BASED THESE FORWARD-LOOKING STATEMENTS LARGELY ON OUR CURRENT EXPECTATIONS AND PROJECTIONS ABOUT FUTURE EVENTS AND TRENDS THAT WE BELIEVE MAY AFFECT OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS, BUSINESS STRATEGY, SHORT-TERM AND LONG-TERM BUSINESS OPERATIONS AND OBJECTIVES, AND FINANCIAL NEEDS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED IN THE “RISK FACTORS” SECTION OF THE COMPANY’S PRELIMINARY PROSPECTUS FILED ON FORM F-1. MOREOVER, WE OPERATE IN A VERY COMPETITIVE AND RAPIDLY CHANGING ENVIRONMENT.

NEW RISKS EMERGE FROM TIME TO TIME. IT IS NOT POSSIBLE FOR OUR MANAGEMENT TO PREDICT ALL RISKS, NOR CAN WE ASSESS THE IMPACT OF ALL FACTORS ON OUR BUSINESS OR THE EXTENT TO WHICH ANY FACTOR, OR COMBINATION OF FACTORS, MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENT WE MAY MAKE. IN LIGHT OF THESE RISKS, UNCERTAINTIES AND ASSUMPTIONS, THE FUTURE EVENTS AND TRENDS DISCUSSED IN THE PRELIMINARY PROSPECTUS FILED ON FORM F-1 MAY NOT OCCUR AND ACTUAL RESULTS COULD DIFFER MATERIALLY AND ADVERSELY FROM THOSE ANTICIPATED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS.

IN EVALUATING THESE FORWARD-LOOKING STATEMENTS, YOU SHOULD CONSIDER VARIOUS FACTORS, INCLUDING: OUR ABILITY TO CHANGE THE DIRECTION OF THE COMPANY; OUR ABILITY TO KEEP PACE WITH NEW TECHNOLOGY AND CHANGING MARKET NEEDS; AND THE COMPETITIVE ENVIRONMENT OF OUR BUSINESS. THESE AND OTHER FACTORS MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY FORWARD-LOOKING STATEMENT. FORWARD LOOKING STATEMENTS ARE ONLY PREDICTIONS. THUS, YOU SHOULD NOT RELY UPON FORWARD-LOOKING STATEMENTS AS PREDICTIONS OF FUTURE EVENTS. THE EVENTS AND CIRCUMSTANCES REFLECTED IN THE FORWARD-LOOKING STATEMENTS MAY NOT BE ACHIEVED OR OCCUR. ALTHOUGH WE BELIEVE THAT THE EXPECTATIONS REFLECTED IN THE FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CANNOT GUARANTEE FUTURE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE, OR ACHIEVEMENTS. EXCEPT AS REQUIRED BY APPLICABLE LAW, WE UNDERTAKE NO DUTY TO UPDATE ANY OF THESE FORWARD-LOOKING STATEMENTS AFTER THE DATE OF THE PRESENTATION OR TO CONFIRM THESE STATEMENTS TO ACTUAL RESULTS OR REVISED EXPECTATIONS.

IN EVALUATING ITS BUSINESS, THE COMPANY USES OR MAY USE CERTAIN NON-GAAP MEASURES AS SUPPLEMENTAL MEASURES TO REVIEW AND ASSESS ITS OPERATING AND FINANCIAL PERFORMANCE. THESE NON-GAAP FINANCIAL MEASURES HAVE LIMITATIONS AS ANALYTICAL TOOLS, AND WHEN ASSESSING THE COMPANY’S OPERATING AND FINANCIAL PERFORMANCES, INVESTORS SHOULD NOT CONSIDER THEM IN ISOLATION, OR AS A SUBSTITUTE FOR ANY CONSOLIDATED STATEMENT OF OPERATIONS DATA PREPARED IN ACCORDANCE WITH U.S. GAAP.

THE INFORMATION CONTAINED IN THIS DOCUMENT IS HIGHLY CONFIDENTIAL AND IS BEING GIVEN SOLELY FOR YOUR INFORMATION AND ONLY FOR YOUR USE IN CONNECTION WITH THIS PRESENTATION. THE INFORMATION CONTAINED HEREIN MAY NOT BE COPIED, REPRODUCED, REDISTRIBUTED, OR OTHERWISE DISCLOSED, IN WHOLE OR IN PART, TO ANY OTHER PERSON IN ANY MANNER. ANY FORWARDING, DISTRIBUTION, OR REPRODUCTION OF THIS PRESENTATION IN WHOLE OR IN PART IS UNAUTHORIZED.

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OFFERING SUMMARY Issuer Megan Holdings Limited Listing / Ticker Nasdaq Capital Market / MGN (Pending Approval) Offering Type Initial Public Offering Pre - Offering Class A Ordinary Share Outstanding 15,000,000 Ordinary Shares Number of Class A Ordinary Share Offered 1,250,000 Ordinary Shares Base Offering Size USD 5,000,000.00, assuming an offering price of $4.00 Price Range $4.00 - $6.00 per ordinary share Use of Proceeds • Sales and Marketing (20%) • Expansion opportunities through merger and acquisition activities (30%) • Development of Smart Farming System (30%) • Working Capital (20%) Lock - up D&O and all shareholders are subject to a 180 - day lock - up period Underwriter D. Boral Capital LLC 4

GROUP STRUCTURE MEGAN HOLDINGS LIMITED MEGAN MEZANIN SDN BHD MEGAN TECHNOLOGIES SDN BHD PARENT COMPANY Investment Holding SUBSIDIARY OF MEGAN HOLDINGS LIMITED Development, construction and maintenance of agriculture and aquaculture farms in Malaysia SUBSIDIARY OF MEGAN MEZANIN SDN BHD Consultancy and management of projects for process engineering and industrial systems 5

OUR BUSINESS 6 DEVELOPMENT AND MAINTENANCE OF AQUACULTURE AND AGRICULTURE FARMS SUPPLY AND INSTALLATION OF SMART INDUSTRIAL TECHNOLOGIES AND SOLUTIONS

WHAT WE DO 7 I. Development of New Aquaculture and Agriculture Farms • Infrastructure maintenance is critical for the sustainability of aquaculture and agriculture farms. Sustainability is important for the long - term success and viability of the farms, as well as for the health of the environment and the communities where the farms are located. Proper maintenance of aquaculture and agriculture farms will contribute to the prevention of disease outbreaks, improve farm product’s growth and health, and ensure the quality of the farm products. II. Upgrading and Maintenance of Aquaculture and Agriculture Farms We are a company engaged in the development, construction and maintenance of aquaculture farms and related works in Malaysia. • The design of aquaculture and agriculture farms can have a significant impact on the productivity, efficiency, and sustainability of the farm. Here are some importantfactorstoconsiderwhendesigningthesetypesof farms: Pond Maintenance Aeration and Circulation Systems Seawater Intake, Distribution and Discharge Systems Soil Preparation Irrigation Aquaculture Farms Focus Area: Agriculture Farms Focus Area:: Site Selection Ensure that the site selected is located away from sources of pollution and potential hazards to minimize environmental impacts and to comply with regulatory requirement Infrastructure Design Optimize the quality of the water source to ensure that it meets the necessary standards for our aquaculture purposes

WHAT WE DO III. Sales of Industrial Supplies IV. Rental of Machinery We rent heavy machineries such as tractors, excavators, cranes and bulldozers to clients. We sell industrial supplies such as cement, roofing material, metal decks to clients. V. Smart Industrial Technologies and Solutions We provide project consultancy and management services for process engineering and industrial systems (such as warehouse management system, building management system, etc.), and supply of robotics and automation equipment. 8

OUR PROJECTS 9 Design and Build of Aquaculture Farm for Shrimp Farming Company Maintenance of 300 - acre Agriculture Farm For Pineapple Producer Design and Build of Hatchery Centre for Shrimp Hatchery Company

COMPETITIVE STRENGTHS 10 Cost - Effective Solution • Provide cost - effective solutions for aquaculture farm development, construction, and maintenance; • Actively visit customers to understand their operations and issues; • Optimize efficiency for customers’ farm infrastructure to improve success and output. 01 Strong Customer Relationship Built Through Experience & Knowledge • Use technical know - how and experience to engage in detailed discussions with customers; • Pinpoint root causes of technical issues; • Propose infrastructure modifications or upgrades that willcontribute to overall farm improvement. 02 03 Expertise of Management Team • Led by Mr. Darren Hoo, Chairman & CEO, who has extensive experiences in aquaculture and agriculture; • Drives business strategies and strong customer relationships; • Tailor services to customer needs through close partnerships; • Diagnose issues and recommend infrastructure improvements to boost performance.

KEY MANAGEMENT MEMBERS



DARREN HOO
GROUP CEO

Darren is a strategic business leader with over a decade of experience driving growth across industrial, agricultural, and technology sectors. As CEO of MMSB, he leads the company's transformation and expansion, leveraging a proven track record in scaling operations, building high-performance teams, and executing large-scale projects.

His career includes spearheading commercial growth at Valcon Resources and leading the development of a 400-acre integrated aquaculture and processing facility at JEFI AquaTech. With a Biotechnology background from UCSI University, Darren combines scientific expertise with strategic vision to deliver sustainable value creation for stakeholders and investors.



KAI TIE NG
GROUP CFO

Kai Tie is an accomplished finance leader with over a decade of experience in audit and assurance across Singapore and Malaysia. Since July 2023, he has served as the CFO of MMSB, where he oversees finance and risk management, ensuring financial discipline and long-term value creation.

His career spans senior roles at international and regional firms, including Mazars LLP and Paul Wan & Co, where he led audits for publicly listed companies in Singapore and the United States. Kai Tie holds a Bachelor of Commerce (Hons) in Accounting from UTAR Malaysia and is a member of CPA Australia since 2016. He brings a strong track record of financial stewardship, regulatory expertise, and risk management to support MMSB's growth and investor confidence.

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KEY BOARD MEMBERS

Mr. Long Jia Kwang - *Nominee for Independent Director, Chairman of Audit Committee, Member of Nominating Committee and Compensation Committee*



- 20+ years of experience in auditing, accounting, and financial management
- KPMG Malaysia & Singapore (2000–2014); Financial Controller, JCS-Echigo Pte. Ltd. (2014–present)
- Executive Director & CFO, JE Cleantech Holdings Limited (Nasdaq-listed)
- Graduated with Bachelor of Commerce, University of Adelaide (1999)Professional memberships: CPA Australia (2004–2015), Malaysian Institute of Accountants (2006–2010), Institute of Singapore Chartered Accountants (since 2013)

Mr. Tse Yin Sum - *Nominee for Independent Director, Chairman of Compensation Committee, Member of Nominating Committee and Audit Committee*



- Over 10 years of experience in the field of banking and corporate finance
- Executive Director of Universal Channel Consultant Limited since October 2017.
- Marketing Director of Jiyuan Investment Management (Hong Kong) Co. Ltd since April 2023, focusing on financial and wealth management services.
- Premier Relationship Manager at HSBC Hong Kong From October 2013 to September 2017.
- Graduated with Bachelor of Business Administration in Finance Services degree from the Hong Kong Polytechnic University in 2013.

Ms. Lai Yee Yee - *Nominee for Independent Director, Chairman of Nomination Committee, Member of Compensation Committee and Audit Committee*



- Operation Manager of Lim Shrimp Organization’s shrimp farm in Banting, Selangor, Malaysia since 2017, overseeing the setup, including earthwork, construction, and renovation, leading to its full operational capacity.
- Business Development Manager of Lim Shrimp Organization since 2022, focusing on identifying new business opportunities, driving profitability, fostering growth, and enhancing the company’s reputation.
- Currently pursuing Bachelor of Business Administration at University Tun Abdul Razak (UNITAR).

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OUR GROWTH STRATEGY 13 MARKET DEVELOPMENT We are actively researching potential clients to expand our customer beyond Malaysia, as well as tapping into international markets, starting from neighboring countries such as Indonesia. By leveraging our reputation and established customer portfolio, we aim to build new relationships and penetrate new markets. This market development strategy will allow us to tap into new revenue streams and increase our market share, driving our continued success in the industry. STRATEGIC GROWTH INITIATIVES As our customer base expands, we have the opportunity to identify potential partners for further business development. We propose equity participation in the entities of suitable clients, which would allow us to build a recurring revenue stream and potentially become one of our main sources of income. By forming strategic business partnerships, we can create a mutually beneficial relationship that drives our continued growth and success in the industry. DEVELOPMENT OF SMART FARMING SYSTEM We intend to develop our own proprietary Smart Farming System, and we hope to establish a pilot scale project utilizing our Smart Farming System by the fourth quarter of 2025. Our Smart Farming System will offer several benefits including (a) water quality monitoring, (b) feeding optimization, (c) disease prevention, (d) environmental monitoring and (e) data analytics.

14 DEVELOPING THE SMART FARMING SYSTEM We are positioned at the forefront of aquaculture and agriculture innovation, delivering cost - effective and scalable solutions that address the sector’s most pressing challenges. Unlike traditional providers, we combine technical expertise with a proactive approach, enabling us to design and upgrade infrastructure that directly improves farm productivity and resilience. Our accumulated experience has laid the foundation for the next stage of growth — SMART FARMING SYSTEM . By transforming client challenges into tailored, technology - driven solutions, we are able to optimize aquaculture and agriculture farms for maximum yield and profitability, subsequently building a business model with strong scalability across different farm types and geographies. We believe that, once developed, our Smart Farming System will be a key driver of our business growth, offering an effective tool for digital transformation in the aquaculture and agriculture industry. Our Smart Farming System Dashboard Pilot Project in progress 14

2023 Development of new aquaculture and agriculture farms Upgrading of aquaculture and agriculture farms Rental of machinery Renovation services Sales of industrial supplies 61.69% 38.11% 0.20% - Sales of Industrial supplies FINANCIAL PERFORMANCE Note: Calculated based on USD/MYR = 4.22 15 Revenue Breakdown By Sector 2022 2024 US$ Thousand Profit US$ Thousand Revenue 17,135,080 20,198,531 14,287,574 FY2022 FY2023 FY2024 1,945,720 1,963,762 1,133,810 FY2022 FY2023 FY2024 68.99% 9.60% 16.38% 5.03% 70.49% 29.29% 0.16% - Sales of Industrial supplies 0.06% - Renovation Services

CONTACT US

Issuer (Principal Business Address):

MEGAN HOLDINGS LIMITED
B-01-07, Gateway Corporate Suites,
Jalan Desa Kiara, 50480 Mont Kiara,
Kuala Lumpur, Malaysia

Underwriter:

D. BORAL CAPITAL LLC
590 Madison Avenue,
39th Floor, New York, NY 10022